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                                                                   EXHIBIT 10.10


                        THIRD AMENDMENT TO OFFICE LEASE

      This Third Amendment to Office Lease is made this 10 day of December, 1997, by and between PGA PROFESSIONAL CENTER, LTD., a Florida limited partnership ("Landlord") and THE WACKENHUT CORPORATION, a Florida corporation ("Tenant").

      WHEREAS, Landlord and Tenant are parties to that certain office Lease, dated April 18, 1995, as amended by amendments dated November 3, 1995 and August 1, 1996 (collectively, the "Lease"); and

      WHEREAS, Landlord and Tenant wish to modify the Lease as set forth herein.

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

      1. The foregoing recitals are true and correct and are incorporated herein by reference.

      2. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Lease.

      3. The Lease is in full force and effect. Neither Landlord nor Tenant is in default thereunder, and to the knowledge of Landlord and Tenant, no event has occurred which would, with the giving of notice or the passage of time or both, constitute an event of default under the Lease.

      4. Landlord hereby agrees to install, at Landlord's expense, 16 new air conditioning units within the Building in accordance with the specifications attached hereto as EXHIBIT "K." In addition, the above air conditioning units will be integrated into and made a part of the Trane energy management system previously paid for and installed by Tenant during the construction period but thereafter removed and/or deactivated by Landlord. Landlord agrees to reactivate the Trane energy management system to complete (or arrange for the completion of) the training of Tenant's employees in the operation of said system. The above work shall be completed no later than four (4) weeks from the execution of this Amendment except that Landlord shall be afforded an additional reasonable period of time to complete the employee training mentioned above. Tenant hereby acknowledges that, subject to Landlord's obligations as set forth in this Paragraph 4 and the items described on the Tenant's punch list dated July 10, 1997 attached hereto as SCHEDULE 1, which Landlord represents and agrees have been or will be repaired or corrected within four (4) weeks from the execution of this Amendment, Landlord has satisfied all construction obligations with respect to the initial construction of the Core Building and Demised Premises set forth in the Lease.

      5. The Lease is hereby amended as follows:

         (A) JANITORIAL RESPONSIBILITIES: Tenant has agreed to assume the janitorial responsibilities heretofore performed by Landlord pursuant to Paragraph 8C of the Lease until such time
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as Tenant elects, in its sole discretion, to return such responsibilities to
Landlord. While such arrangement is in effect, Tenant agrees to provide janitorial services with respect to the Demised Premises at a level at least equal to that heretofore provided by Landlord. In consideration thereof, Tenant shall be given a reduction in annual minimum rent equal to $.65 per square foot of space within the Demised Premises for which Tenant is obligated to pay rent (Rentable Sq. Ft."), which as of the date hereof totals 91,759 sq. ft., but which shall be automatically increased to reflect any Additional Space within the Building hereafter leased by Tenant pursuant to Paragraph 39 of the Lease. The above reduction shall remain in effect until such time as Tenant elects to return to Landlord the janitorial responsibilities set forth in Paragraph 8C. Tenant agrees to give Landlord at least 90 days advance written notice of its election to return janitorial responsibilities to Landlord. Effective upon the date specified in Tenant's notice for the return of janitorial responsibilities to Landlord, the annual minimum rent payable by Tenant under the Lease shall be increased by an amount equal to $.65 per Rentable Sq. Ft. and Landlord shall again assume responsibility for janitorial services to the entire Demised Premises in accordance with Paragraph 8C of the Lease except that if Tenant desires additional janitorial services over and above those specified in Paragraph 8C, the increased cost attributable thereto shall be billed separately to the Tenant.

     (B) ADJUSTMENT TO ANNUAL MINIMUM RENT. In consideration of the Landlord's agreement to install, maintain and repair the additional air conditioning units specified in Paragraph 4 hereinabove, Tenant agrees that annual minimum rent shall be increased by $28,000 such that the annual minimum rent payable by Tenant for the Demised Premises (after taking into account the reduction set forth above for Tenant's assumption of janitorial responsibilities) shall be $19.16 per square foot per annum commencing as of December 1, 1997. Annual minimum rent commencing, December 1, 1997 shall be $1,758,102.44 or $146,508.54 per month (plus sales tax).

     (C) PROPERTY MANAGEMENT, ADMINISTRATION AND MAINTENANCE RESPONSIBILITIES. Tenant may elect, at any time and from time to time during the term of the Lease, to assume all or a part of the property management, administration and maintenance responsibilities performed by Landlord with respect to the Building or the Demised Premises. Within thirty (30) days after written notice of Tenant's intention to assume such responsibilities, Landlord will disclose to Tenant its expenditures with respect thereto for the two (2) preceding years and Tenant shall be given a reduction in minimum annual rent equal to the average cost incurred by Landlord over such two (2) year period for the particular responsibility(ies) Tenant elects to assume. Tenant may elect to return to Landlord all or a part of the responsibilities assumed by Tenant pursuant to this Paragraph upon at least 90 days advance written notice to Landlord, in which event annual minimum rent shall be increased by an amount equal to the reduction previously allowed for the particular item to be returned to Landlord. "Maintenance" as used in this Paragraph means preventative maintenance services, landscaping, elevator and air-conditioning repairs and other similar items and is not intended to include structural repairs or capital repair and replacement responsibilities, which shall at all times remain the obligation of Landlord pursuant to the Lease. Tenant agrees to perform the responsibilities assumed pursuant to this paragraph in a manner at least equal to the level of services previously provided by the Landlord with respect thereto. Should the standard of service fall below that previously provided by the Landlord, the Landlord, upon at least thirty (30) days prior written notice, may re-assume responsibility for such item



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of service and eliminate the corresponding credit given to the Tenant.

          (D) EXPANSION OPTION. Provided Tenant is not in default at the time of exercise or at the time of commencement of the expansion option referred to hereinbelow, Tenant shall have the option to lease the entire premises known as Building B, PGA Professional Center (the "Expansion Premises") as more particularly described in the Amended and Restated Business Lease dated July 1, 1996, between Landlord and Catalfumo Construction, Ltd. (the "Catalfumo Lease"). To exercise the option, Tenant must give Landlord written notice of its intention to exercise the option no later than October 30, 2000. If Tenant elects to lease the Expansion Premises, then after such exercise and in any event prior to April 20, 2001, Landlord and Tenant shall negotiate in good faith and enter into an amendment to the Lease which shall incorporate the Expansion Premises therein and which shall provide that (i) the minimum annual rent for the Expansion Premises shall be the sum of $15.50 per sq. ft. plus operating expenses and real estate taxes, (ii) the term of the lease of the Expansion Space shall commence no later than June 30, 2001 (or such earlier or later date as may be mutually agreed to in writing between the parties) and shall expire on the same day as the lease expiration date stipulated in the Lease (as the same may be extended by any renewal options exercised in accordance with Paragraph 40 of the Lease), (iii) the base year for determining Excess Operating Expenses for the Expansion Premises shall be the year 2001, (iv) Tenant shall be allowed a 90 day period immediately following commencement to perform, install or construct, at Tenant's expense, any desired improvements to the Expansion Premises ("Tenant Improvements"), during which 90 day period no rent (which term shall include pass-through expenses for taxes, insurance and operating expenses) shall accrue or be payable by Tenant with respect to the Expansion Premises, and (v) all of the remaining terms and conditions of the Lease shall be applicable to the Expansion Premises, except that adjustments reflecting the increased total square footage demised under the Lease shall be made to the Tenant's Proportionate Share of Excess Operating Expenses, the number of additional parking spaces available for the exclusive use of Tenant with respect to the Expansion Premises shall be not less than ______ spaces, and the amount of any rent reduction then in effect for janitorial or other responsibilities of Landlord assumed by Tenant in accordance with Paragraphs 5A or 5C hereinabove.


          (E) BUILDING REPAIR. In addition to and not in derogation of the rights of Tenant under Paragraphs 8H and 18 of the Lease, Tenant shall have the right (but not the obligation) to effect emergency repairs of the Building or the Demised Premises for which Landlord is responsible under the Lease and to deduct the reasonable cost of doing so from the next payment of rent if (i) a reasonable likelihood exists that damage to person or property will result if repairs are not effected immediately, and (ii) Tenant gives telephonic notice thereof to Landlord prior to commencing such repairs (followed by concurrent written notice via facsimile transmission or hand delivery) and Landlord fails to take immediate action, (iii) Tenant utilizes, where practical under the circumstances, the contractor(s) recommended by Landlord (provided, however, that Tenant's inability to use the contractor(s) recommended by Landlord shall not prejudice the Tenant's right to deduct the reasonable cost of such repairs from the rent next coming due), and (iv) the cost of such repairs does not exceed $20,000 in the aggregate per event, unless Landlord has failed to undertake completion of such repairs immediately following the giving of a second written notice thereof by Tenant in which event no such limitation shall apply.


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     6.  Except as hereby modified, the Lease remains in full force and effect.
In the event of any conflict between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall govern.

     IN WITNESS WHEREOF, this Third Amendment to Office Lease has been executed as of the 10 day of December, 1997.

                                    LANDLORD:

                                    PGA PROFESSIONAL CENTER, LTD.,
                                    a Florida limited partnership

                                      By: Jeffco Holdings International, Inc., a
                                          Florida corporation, general partner

                                          By: /s/ Dina Hashman
                                             ------------------------
                                             Dina Hashman, President


                                       TENANT:

                                       THE WACKENHUT CORPORATION

                                       By: /s/ Robert C. Kneip
                                          --------------------
                                          Robert C. Kneip
                                          Senior Vice President


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